EXHIBIT 10(n)



                       FIRST AMENDMENT
                            TO THE
              CROWN CENTRAL PETROLEUM CORPORATION
                    EXECUTIVE SEVERANCE PLAN


     THIS FIRST AMENDMENT to the Crown Central Petroleum Corporation Executive Severance Plan, as restated December 17, 1998, (the "Plan") is made pursuant to the authority under Section 17 of the Plan for the Board of Directors to amend the Plan and with the consent of each Participant, as set forth on each Participant's limited waiver agreement with Crown Central Petroleum Corporation, dated December 17, 2000.

I. Section 1 of the Plan is amended by adding a new subsection (t) thereto as follows:

            (t)     "Rosemore Merger" shall mean all
       transactions contemplated by and which occur as the result of the Agreement and Plan of Merger dated December 17, 2000, among Rosemore, Inc., Rosemore Acquisition Corporation ("RAC") and the Company, whereby RAC will be merged with and into the Company, and the Company will be the surviving corporation, and become a wholly owned subsidiary of Rosemore, Inc.

II. Section 1 of the Plan is amended by adding a new subsection (u) thereto as follows:

            (u)     "Waivers" shall mean the limited waiver
       agreements between the Company and each Executive, dated
       December 17, 2000.

III. Section 17(c) of the Plan is amended in its entirety as follows:

          (c) No amendment or termination that would adversely affect an Executive shall be effective with respect to any existing Executive until 24 months after approval of the amendment or termination by the Board, unless the Executive expressly consents to the amendment or termination in writing.

IV. The Plan is amended by adding a new Section 18 as follows:

       Section 18.      ROSEMORE MERGER

            Pursuant to the Waivers, the Company and Executive agree that the Rosemore Merger constitutes a Change of Control for all purposes of the Plan, except as otherwise provided below:

                  (a)     The provisions of Section 2(a)(iv),
            regarding the funding of SRI Benefits, shall not become effective as a result of the Rosemore Merger.

                  (b)     After the Rosemore Merger, but prior
            to any subsequent Change of Control, an event that would otherwise constitute Good Reason in Section 1(k)(i) or (ii) shall not constitute Good Reason, if such event is a result of: (i) the Company becoming a private company or (ii) a change in the person or persons to

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            whom the Executive reports, provided that
            the different person or persons to whom the Executive reports is a senior executive of the Company.

                  (c) After the Rosemore Merger, a reduction in the Executive's welfare benefits shall not constitute Good Reason under Section 1(k)(iii), provided the reduction is the reduction in medical plan benefits applicable to all employees of the Company to the extent set forth in the October 2000 Strategic Benefit Plans Review of the Company.

                  (d)     If, as a result of the Company
            entering into processing agreements, joint ventures, or similar transactions, the Company's economic interests in the aggregate refining output is reduced to less than 80,000 barrels per day for any period, such reduction shall not constitute a Change of Control for purposes of Section 1(d)(vi), provided the Company retains responsibility for staffing and operating its refineries.

V. Except as amended hereby, all of the terms of the Plan shall remain and continue in full force and effect and are hereby confirmed in all respects.

     IN WITNESS WHEREOF, the Company has caused this First Amendment to the Plan to be executed as of ----------, 2001.


                         CROWN CENTRAL PETROLEUM CORPORATION



                         By:--------------------------------